Exhibit 99.1

EBIX MAKES A NEW IMPROVED OFFER TO ACQUIRE DOCUCORP INTERNATIONAL

—Increased cash offer with ability to elect cash or stock option—

—Warrants and stock downside cover are additional components of the offer—

—Ebix Believes that the Plan Would Create a Combined Company with EPS of $2 or More—

ATLANTA, GA – February 12, 2007 — Ebix, Inc. (NASDAQ: EBIX), a leading international developer and supplier of software and e-commerce solutions to the insurance industry, today, announced that it has sent a new offer to acquire Docucorp International (NASDAQ: DOCC), to the Docucorp Board of Directors today.

The new proposal was outlined in a letter from Robin Raina, Chairman and Chief Executive Officer of Ebix Inc., to the Docucorp Board of Directors. Ebix announced that in view of the urgency imposed by the proposed vote on the existing merger proposal from Skywire, it has decided to disclose the contents of the letter sent to the Docucorp Board for all the Docucorp and Ebix investors through this press release.

The letter as sent to the Docucorp Board of Directors is reproduced below:

February 12, 2007

Board of Directors

c/o Mr. Michael D. Andereck

Docucorp International Inc.

5400 LBJ Freeway

Suite 300

Dallas, TX 75240

Dear Members of the Board:

We wrote a letter to you dated 25th January 2007 proposing a strategic merger between Docucorp International, Inc. and Ebix, Inc. This letter is to follow up on our earlier letter and:

a)              Detail a new proposal that we believe is substantially better than the terms proposed by Skywire.

b)             Substantiate our ability to close this transaction in an expeditious manner.

New Proposal

We are proposing to acquire all of the shares of Docucorp common stock as well as the restricted shares, vested and unvested options for $11.00 per share. Our new offer possibly exceeds our previous offer of $140 million substantially, since it includes the following key elements:

•                  Cash: $95 million in cash.  Ebix has already secured a term sheet from a leading bank to handle the $95 million cash component.

•                  Shares: $45 million in the form of newly registered Ebix stock, valued at the 30-day trailing average price of the Ebix common stock

•                  Option to receive stock instead of cash: As a part of the $95 million cash offer, Docucorp shareholders would have the option to accept cash or Ebix common stock (valued at the 30-day trailing average price) instead of cash. This option has been offered in view of a large number of calls that we received from Docucorp shareholders requesting us to ideally have this option for them.

•                  Warrants: Warrants equivalent to 15% of the Ebix common stock issued to Docucorp shareholders, at the 30-day trailing average price of the Ebix common stock, with a validity period of one year.  This would provide a possible upside to the Docucorp shareholders who receive Ebix common stock or elect to receive Ebix common stock.

•                  Downside Cover: Downside cover for a one year period from the date of merger, up to a limit of 10% of the price at which Docucorp shareholders received the Ebix common stock. This implies that 12 months from the closing date, the 30-day trailing average price of the Ebix stock would be calculated. If the 30-day trailing average price of the Ebix stock turns out to be lower than the price at which Docucorp shareholders received the Ebix stock, then Ebix would compensate such shareholders, by granting them new ebix stock equivalent to their losses, up to a loss limit of 10%.

We believe that this offer is a substantially better offer than the Skywire offer presently recommended by the Docucorp Board as

a)              It represents a substantial premium over the proposed Skywire offer.

b)             It puts the Docucorp shareholders in the driver’s seat as it offers the Docucorp shareholders the ability to accept cash or stock at their choice, rather than be forced to accept cash even if they did not want to.

c)              It offers the Docucorp shareholders the opportunity to participate in the future growth of a combined company that is likely to generate $2.00 or more in operating earnings per share over a period of 12 months from the proposed merger date.

d)             It offers the Docucorp shareholders who receive Ebix common stock, an additional upside in the form of warrants.

e)              It offers the Docucorp shareholders who receive Ebix common stock, a downside cover of 10% on the value of Ebix common stock that they would own; and

f)                It offers the Docucorp shareholders the ability to participate in the Ebix success story that has generated more than 784 % returns for its shareholders in the last four years (Ebix closing price on Feb. 6, 2003 was $2.94 and the Ebix closing price on Feb.6, 2007 was $26.00)

In our previous letter dated 25th January 2007, we spelled out the synergies that we see existing between the two companies – Ebix Inc. and Docucorp International. Without elaborating again on those synergies, we would again confirm that we are prepared to move very rapidly towards executing a definitive agreement and moving toward a closing.

In view of the expeditious time frames required, we request you to allow us the ability to conduct an expeditious but proper due diligence leading towards a timely closing of the proposed merger.

On behalf of the Board of Directors of Ebix, Inc.

Sincerely,

Robin Raina

Chairman and Chief Executive Officer

About Ebix

Ebix, Inc. is a leading international supplier of software and e-commerce solutions to the insurance industry. Ebix provides a series of application software products for the insurance industry ranging from carrier systems, agency systems and exchanges to custom software development for all entities involved in the insurance and financial services industries.

Ebix strives to work collaboratively with clients to develop innovative technology strategies and solutions that address specific business challenges. Ebix combines the newest technologies with its capabilities in consulting, systems design and integration, IT and business process outsourcing, applications software, and Web and application hosting to meet the individual needs of organizations.

With bases in Singapore, Australia, the US, UK, New Zealand, India and Canada, Ebix employs insurance and technology professionals who provide products, support and consultancy to more than 3,000 customers on six continents. Ebix’s focus on quality has enabled it be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and call center units in India. For more information, visit the Company’s website at www.ebix.com.

Safe Harbor for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995 — This press release contains various forward-looking statements and information that are based on Ebix management’s beliefs, as well as assumptions made by and information currently available to management. Ebix has tried to identify such forward looking statements by use of such words as “will,” “expects,” “intends,” “anticipates,” “plans,” “believes” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those expressed in, or implied by, the forward looking statements. Such risks, uncertainties and other factors include the extent to which the Ebix.com website and other new products and services can be successfully developed and marketed, the risks associated with any future acquisitions, and integrating recently completed acquisitions, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties, possible governmental regulation and/or other adverse consequences resulting from negative perception of the outsourcing of business processes to foreign countries, Ebix’s ability to continue to develop new products to effectively address market needs in an industry characterized by rapid technological change, Ebix’s ability to raise additional capital to finance future acquisitions and meet other funding needs, Ebix’s dependence on a few customers(including one that is Ebix’s largest stockholder), Ebix’s dependence on the insurance industry, the highly competitive and rapidly changing automation systems market, Ebix’s ability to effectively protect its applications software and other proprietary information, Ebix’s ability to attract and retain quality management, and software, technical sales and other personnel, the risks of disruption of Ebix’s Internet connections or internal service problems, the possible adverse effects of a substantial increase in volume of traffic on Ebix’s website, mainframe and other servers, possible security breaches on the Ebix website, the possible effects of insurance regulation on Ebix, the possible effects of the Securities and Exchange Commission’s investigation of Ebix’s financial reporting, and possible future terrorist attacks or acts of war. Certain of these, as well as other risks, uncertainties and other factors, are described in more detail in Ebix’s periodic filings with the Securities and Exchange Commission, including Ebix’s quarterly report on Form 10-K for the year ended December 31, 2005. Except as expressly required by the federal securities laws, Ebix undertakes no obligation to update any such factors or any of the forward-looking statements contained herein to reflect changed circumstances or future events or developments or for any other reason.

Contacts:

Jesenia Jurado

678-281-2036 or jjurado@ebix.com